Exhibit 21.1

DESTINATION XL GROUP, INC.

Wholly-owned unless otherwise indicated

Subsidiary:	Place of Incorporation:
Casual Male Retail Store, LLC (f/k/a Designs CMAL Retail Store Inc.)	Delaware
Casual Male Direct, LLC (f/k/a Designs CMAL TBD Inc.)	Delaware
CMRG Apparel Management, Inc.	Delaware
CMRG Holdco, LLC	Delaware
CMXL Apparel, LP (a)	Delaware
CMRG Apparel, LLC (f/k/a Designs Apparel, Inc.) (b)	Delaware
Casual Male Store, LLC (f/k/a Designs CMAL Store Inc.)	Delaware
Capture, LLC (c)	Virginia
Casual Male RBT, LLC	Delaware
Casual Male RBT (U.K.) LLC (d)	Delaware
Casual Male Canada Inc.	Ontario, Canada
Casual Male (EUROPE) LLC	Delaware
Think Big Products LLC	Delaware
Canton PL Liquidating Corp. (f/k/a LP Innovations, Inc.)	Nevada
CMRG Global Holdings, Ltd.	Cayman Islands
CMRG Europe B.V. (e)	Netherlands
CMRG Hong Kong Limited	Hong Kong

(a)	A limited partnership in which CMRG Apparel Management, Inc. is a General Partner owning 1% and CMRG Holdco, LLC is a Limited Partner owning 99%. (Both partners are wholly-owned subsidiaries of Destination XL Group, Inc.)
(b)	100% owned by CMXL Apparel, LP (a wholly-owned subsidiary of Destination XL Group, Inc.)
(c)	100% owned by Casual Male Store, LLC (a wholly-owned subsidiary of Destination XL Group, Inc.)
(d)	100% owned by Casual Male RBT, LLC (a wholly-owned subsidiary of Destination XL Group, Inc.)
(e)	100% owned by CMRG Global Holdings, Ltd.